Note 11 Substitution and Reorganization Transactions
# Percentage of ownership is less than 0.005%.
After the close of business on June 3, 2005, AXA Enterprise Multimanager Core Bond Fund acquired the net assets of the
Enterprise Total Return Fund, an affiliate of the Trust, pursuant to a Plan of Reorganization and Termination (the “Plan”). For
accounting purposes, this transaction is treated as a merger. The reorganization was accomplished by a tax-free exchange of
3,997,850 Class A shares, 2,598,331 Class B shares, 1,883,833 Class C shares and 184,834 Class Y shares of AXA Enterprise
Multimanager Core Bond Fund (valued at $40,393,172, $26,165,190, $18,970,195 and $1,866,827, respectively) for the Class A shares, Class B shares, Class C shares and Class Y shares of Enterprise Total Return Fund outstanding on June 3, 2005. Enterprise
Total Return Fund’s net assets at that date ($ 87,395,384), including $1,052,332 of unrealized appreciation, were combined with those of AXA Enterprise Multimanager Core Bond Fund.
After the close of business on July 29, 2005, AXA Enterprise Multimanager Technology Fund acquired the net assets of the
Enterprise Technology Fund, an affiliate of the Trust, pursuant to a Plan of Reorganization and Termination (the “Plan”). For
accounting purposes, this transaction is treated as a merger. The reorganization was accomplished by a tax-free exchange of
2,443,191 Class A shares, 3,176,784 Class B shares, 846,495 Class C shares and 43,673 Class Y shares of AXA Enterprise
Multimanager Technology Fund (valued at $23,967,706, $30,428,133, $8,109,425 and $431,046, respectively) for the Class A shares,
Class B shares, Class C shares and Class Y shares of Enterprise Technology Fund outstanding on July 29, 2005. Enterprise
Multimanager Technology Fund’s net assets at that date ($62,936,310), including $7,871,713 of unrealized appreciation, were combined with those of AXA Enterprise Multimanager Technology Fund.
After the close of business on September 30, 2005, the AXA Enterprise Money Market II Fund was liquidated.
On June 6, 2005, the net assets of the Enterprise Managed Fund, an affiliate of the trust, merged into the AXA Enterprise
Moderate-Plus Allocation Fund, a shell fund with no prior operations. The predecessor fund did not operate as a fund of funds. The information in the financial statements for the period November 1, 2004 through June 6, 2005 and for prior periods is that of the predecessor Enterprise Managed Fund